Exhibit 99.2
Abercrombie & Fitch
November 2005 Sales Release
Call Script
This is Tom Lennox, Director of Investor Relations and Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 26th, 2005.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 26th, 2005 were $251.2 million compared with $188.0 million last year, an increase of 34%. Comparable store sales for the four-week period increased 23% compared with the four-week period ended November 27th, 2004. Year-to-date net sales were $2.075 billion versus $1.522 billion last year, an increase of 36%. Comparable store sales increased 24% for the year-to-date period.
November comps, which largely represent initial selling from our Christmas assortments, reflect strong comparable store increases in each brand. We implemented our initial Christmas floor-sets in stores during the final week of October, similar in timing to last year. By region, comps were strongest in the North Atlantic and Midwest.
In the Abercrombie & Fitch brand, comparable store sales increased 10% with similar men’s and women’s comps for the month. In men’s, polos, graphic T-shirts, jeans, and fleece were strongest; while in women’s, comps were strongest in knit tops, fleece, and jackets.
In the kids business, abercrombie, comparable store sales increased 52% versus last year. Boys comps increased by low thirties, with girls increasing by high fifties. In boys, polos, jeans, fleece and graphic t-shirts performed best, in girls, fleece, knit tops, jeans, and graphic t-shirts were strongest.
Hollister comp store sales increased 32%, with dudes comps increasing by mid-twenties; strong classifications include polos, fleece, graphic T-shirts, and jeans. In bettys, comps increased by mid-thirties with knit tops, fleece, sweaters, and graphic T-shirts performing best.
We will announce December sales on Thursday, January 5th, 2006.
Thank you.